Exhibit 10(b)8
CAPITAL FUNDS AGREEMENT
THIS AGREEMENT dated as of June 21, 1974 by and between Middle South Utilities, Inc. (Middle South) and Middle South Energy, Inc. (Company);
W I T N E S S E T H :
Whereas, Mississippi Power & Light Company (MP&L), a subsidiary of Middle South, is presently undertaking the Grand Gulf Nuclear Electric Station project (Project), a two unit nuclear-fueled electric generating plant having an expected aggregate capacity of 2,500,000 KW and to be located near Port Gibson, Mississippi, the first unit of which is presently expected to be placed in commercial operation in 1980 and the second unit of which is presently expected to be placed in commercial operation in 1982, or later; and
Whereas, MP&L proposes to transfer such assets (consisting chiefly of land, engineering and design work and licensing costs) as comprise the Project at the time of transfer, and to assign all related contracts for the construction of the Project, to the Company pursuant to the terms of the Sales Agreement dated as of June 21, 1974 between MP&L and the Company (Sales Agreement), and in consideration thereof receive from the Company in cash an amount determined in accordance with Section 2 of the Sales Agreement; and
Whereas, the Company proposes, prior to such transfer of the Project by MP&L to the Company, to issue and sell to Middle South, and Middle South proposes to purchase from the Company, 40,000 shares of the common stock, no par value, of the Company at the price of $1,000 cash per share, for an aggregate cash purchase price of $40,000,000; and
Whereas, the Company proposes, upon acquisition by the Company of the Project, to complete the construction thereof and, upon completion of such construction, to have the Project operated and to make available all power (and the energy associated therewith) available at the Project pursuant to the terms of the Availability Agreement between the Company and Arkansas Power & Light Company, Arkansas-Missouri Power Company, Louisiana Power & Light Company, MP&L, New Orleans Public Service Inc. and Middle South Services, Inc. dated as of June 21, 1974 and the System Agreement referred to in the Availability Agreement; and
Whereas, Middle South proposes to supply or cause to be supplied to the Company certain amounts of additional capital under the circumstances herein described; and
Whereas, the Company proposes to issue and sell from time to time, such amounts of debt securities, and to the extent necessary or desirable, preferred stock, to banks, institutions and the public as may be necessary, together with capital supplied to the Company by Middle South and other funds available to the Company, to construct the Project, to enable the Project to be operated upon the completion of the construction thereof and for other corporate purposes;
Now, Therefore, in consideration of the terms and of the agreements hereinafter set forth, the parties hereto agree with each other as follows:
1.1    The Company shall issue and sell and, at the request of the Company, Middle South will purchase 40,000 shares of the common stock, no par value, of the Company at a price of $1,000 per share, for an aggregate cash purchase price of $40,000,000; proceeds from the sale of such stock will be applied, to the extent necessary, to the payment of the purchase price of the Project pursuant to the Sales Agreement.

1.2    The Company shall, subsequent to the date on which the Company shall acquire the Project from MP&L pursuant to the Sales Agreement, use its best efforts to construct the Project and place it and maintain it in commercial operation and, in connection therewith, take such action under this agreement and before all governmental regulatory authorities as shall be necessary to enable the Company to do so.
1.3    Middle South shall, subsequent to the date on which MP&L shall transfer the Project to the Company pursuant to the Sales Agreement, supply or cause to be supplied to the Company:
(a)such amounts of capital as may be required from time to time by the Company in order to maintain that portion of the capitalization, as hereinafter defined, of the Company as shall be represented by the aggregate of the par value of, or stated capital represented by, the outstanding shares of all classes of capital stock and the surplus of the Company, paid in, earned and other, if any, at an amount equal to at least 35% of the capitalization, as hereinafter defined, of the Company or at such higher percentage as governmental regulatory authorities having jurisdiction in the premises may require; and

(b)such amounts of capital (in addition to (i) the capital made available to the Company by Middle South in exchange for shares of its common stock pursuant to Section 1.1 of this agreement, and (ii) the capital made available to the Company at any time in question pursuant to the Bank Loan Agreement (as hereinafter defined) through the issuance by the Company of its Notes thereunder) as shall be required in order for the Company to continue to own, and to complete construction of, the Project, to provide for pre-operating expenses and interest charges of the Company, to permit the commercial operation of the two nuclear-fueled electric generating units of the Project, to permit the continuation of such commercial operation after the commencement of such commercial operation, and to pay in full at their stated maturity dates all Notes of the Company issued pursuant to the Bank Loan Agreement (as hereinafter defined), it being understood and agreed that, in connection with the capital requirements of the Company, nuclear fuel leasing and the entering into by the Company of industrial development revenue bond financing with respect to pollution control facilities and the issuance and sale by the Company of debt securities, and, to the extent necessary or desirable, preferred stock, to banks, institutions and the public shall constitute some of the means by which required capital can be made available to the Company.

As used in this Section 1.3 (i) the term “capitalization” of the Company shall mean, as of any particular time, an amount equal to the sum of the total principal amount of all indebtedness for borrowed money of the Company, (exclusive of Short Term Debt) secured or unsecured, then outstanding, and the aggregate of the par value of, or stated capital represented by, the outstanding shares of all classes of capital stock of the Company and the surplus of the Company, paid in, earned and other, if any, and (ii) the terms “indebtedness for borrowed money of the Company” and “Short Term Debt” shall have the respective meanings set forth in Subsection 1.1 of the Bank Loan Agreement hereinafter defined. If, with respect to any amount of capital which Middle South shall, at any time in question, be obligated to supply directly to the Company, Middle South and the Company shall fail to agree on the type, or terms, of any particular security to be issued by the Company and sold to Middle South, then and in such event, Middle South shall supply such capital to the Company in the form of a cash capital contribution.
2.1    The performance of the obligations of the Company hereunder shall be subject to the receipt and continued effectiveness of all authorizations of governmental regulatory authorities at the time necessary to permit the Company to perform its duties and obligations hereunder, including the receipt and continued effectiveness of all authorizations of governmental regulatory authorities at the time necessary to permit the Company to construct that portion of the Project then being constructed, to operate the Project or to have the

Project operated for it (to the extent the Project is then operable), and to issue and to sell securities then to be issued and sold by the Company to Middle South or to others for the purpose of securing required capital. The Company shall use its best efforts to secure and maintain all such authorizations of governmental regulatory authorities.
2.2    The performance of the obligations of Middle South hereunder shall be subject to the receipt and continued effectiveness of all authorizations of governmental regulatory authorities necessary at the time to permit Middle South at the time to perform its duties and obligations then to be performed hereunder, including the receipt and continued effectiveness of all authorizations of governmental regulatory authorities necessary at the time to permit Middle South at the time to supply or cause to be supplied to the Company capital pursuant to the provisions of Section 1.3 of this agreement or to permit Middle South at the time to acquire securities issued and sold to Middle South by the Company or to permit the making by Middle South at the time of cash capital contributions to the Company. Middle South shall use its best efforts to secure and maintain all such authorizations of governmental regulatory authorities. Middle South shall be unconditionally obligated to perform its duties and obligations hereunder, subject to the foregoing provisions of this Section 2.2, (a) whether or not the Company shall have received all authorizations of governmental regulatory authorities necessary at the time to permit the Company to perform its duties and obligations under this agreement, (b) whether or not any such authorizations, continue, at the time, in effect, and (c) whether or not, at any time in question, the Company shall have performed its duties and obligations under this agreement.
3.    To the extent that it may legally do so, Middle South and the Company each hereby irrevocably waives any defense based on the adequacy of a remedy at law which may be asserted as a bar to the remedy of specific performance in any action brought against it for specific performance of this agreement by Middle South, by the Company, by any of the parties to the Bank Loan Agreement dated as of June 21, 1974 among the Company, the banks named therein and Manufacturers Hanover Trust Company, as Agent, as the same may from time to time be amended or supplemented (Bank Loan Agreement), by a trustee under any mortgage or other debt instrument which Middle South or the Company may, subject to requisite regulatory authority, enter into, or by any receiver or trustee appointed for Middle South or the Company under the bankruptcy or insolvency laws of any jurisdiction to which Middle South or the Company is or may be subject; provided, however, that nothing herein contained shall be deemed to constitute a representation or warranty by Middle South or the Company that the respective obligations of Middle South or the Company under this agreement are, as a matter of law, subject to the equitable remedy of specific performance.
4.    Middle South shall not be entitled to set off against any obligation under Section 1.3 of this agreement to supply capital or to cause capital to be supplied to the Company (i) any indebtedness of the Company to Middle South or (ii) the amount of any claim by Middle South against the Company, whether or not arising under this agreement. The foregoing, however, shall not affect in any other way any rights and remedies of Middle South with respect to any amounts owed to it by the Company or any such claim by Middle South against the Company.
5.    The invalidity or unenforceability of any provision of this agreement shall not affect the remaining provisions hereof.
6.    This agreement shall become effective forthwith and shall continue until all of the Notes issued by the Company under the Bank Loan Agreement, together with all accrued interest thereon, shall have been paid in full.

7.    This agreement shall be binding upon the parties hereto and their respective successors and assigns, but no assignment hereof, or of any right to any funds due or to become due under this agreement, shall in any event relieve either Middle South or the Company of their respective obligations hereunder.
8.    The agreements herein set forth have been made for the benefit of Middle South, the Company, the banks which are parties to the Bank Loan Agreement, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this agreement.
9.    Middle South and the Company may, subject to the provisions of this agreement, enter into a further agreement or agreements between Middle South and the Company, setting forth detailed terms and provisions relating to the performance by Middle South and the Company of their respective obligations under this agreement. No agreement entered into under this Section 9 shall, however, alter to any substantive degree the obligations of either party to this agreement in any manner inconsistent with any of the foregoing sections of this agreement.
IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

Middle South Utilities, Inc. By: /s/ Donald J. Winfield Donald J. Winfield Vice President
Middle South Energy, Inc. By: /s/ D.C. Lutken D. C. Lutken Vice President